FOR IMMEDIATE RELEASE
METALICO CLOSES SALE
TO TOTAL MERCHANT

CRANFORD, NJ, September 11, 2015 – Metalico, Inc. (NYSE MKT: MEA), an operator of scrap metal recycling facilities primarily in the eastern Great Lakes corridor, has completed the previously announced acquisition of the Company by Total Merchant Limited.

The Company had announced in June its acceptance of Total Merchant’s all-cash offer of approximately $102 million at closing subject to the approval of its shareholders. The transaction was overwhelmingly endorsed by stockholders holding more than 92% of the shares voted, or 57% of Metalico’s outstanding shares, at a special stockholders meeting convened earlier in the day for that purpose.

Metalico’s stockholders will receive $0.60 for each share of the Company’s common stock owned by them as of the closing. Metalico shares will cease trading on the NYSE MKT and be delisted effective as of the close of trading today, September 11, 2015. Stockholders will be contacted shortly by the Company’s transfer agent with instructions on how to claim payment.

Metalico will continue to operate under its current management. The deal also includes the cost of retiring the Company’s primary term and institutional senior and convertible debt and the assumption of certain other Metalico obligations.

The Company expects that the relief from debt resulting from the sale and its strengthened balance sheet will reinvigorate Metalico as a prominent force in its markets and potential acquirer of other scrap operations.

At the special meeting approving the sale, Metalico thanked stockholders for their support and Metalico’s employees and consultants for their continuing efforts. The Company also singled out its customers and suppliers for their faith in Metalico and their continuing business. Company officials observed that the “new” Metalico is looking forward to getting back to work as a preeminent scrap metal recycler with a focus on quality customer service.

Total Merchant is a privately held investment vehicle formed to seek appropriate opportunities in the United States metals and commodities market. Total Merchant is controlled by Mr. Chung Sheng Huang, the Chairman of the Board and Managing Director of Ye Chiu Group, one of the leading recyclers and producers of aluminum and aluminum alloys in the world and a prominent Asian scrap metal recycler.

Metalico was represented in the transaction by in-house counsel and Lowenstein Sandler LLP and advised by its investment bank, Gordian Group, LLC. Total Merchant was represented by its counsel, K&L Gates LLP, and advised by RPA Advisors.

About Metalico

Metalico, Inc. and its subsidiaries operate Ferrous and Non-Ferrous Scrap Metal Recycling sites, including PGM and Minor Metals Recycling facilities. Company recycling locations, including three automobile shredders, are located in New York, Pennsylvania, Ohio, West Virginia, New Jersey and Mississippi.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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